Exhibit 21  List of Subsidiaries of Registrant




Ryland Mortgage Company and subsidiaries(an Ohio Corporation)

Ryland Homes of California (a Delaware Corporation)

RH of Texas LP

RH of Indiana LP

Ryland Homes of Arizona, Inc. (a Arizona Corporation)

Ryland Homes of Florida, Inc. (a Florida Corporation)

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